Exhibit (l)(ii)

July 24, 2007

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Re:	Cohen & Steers Global Income Builder, Inc.

Ladies and Gentlemen:

We have acted as special Maryland counsel for Cohen & Steers Global Income Builder, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company (the “Company”), in connection with its offering of shares (the “Shares”) of common stock, par value $0.001 per share, of the Company in an initial public offering.

As special Maryland counsel for the Company, we are familiar with its charter and Bylaws. We have examined the prospectus (the “Prospectus”) included in the Registration Statement on Form N-2 (Securities Act File No. 333-142300; 1940 Act File No. 811-22057) with respect to the Shares (the “Registration Statement”), substantially in the form in which it is to become effective. We have further examined and relied on a certificate of the State Department of Assessments and Taxation of Maryland (the “SDAT”) to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

We have also examined and relied on such other corporate records of the Company and documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures on documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

Stroock & Stroock & Lavan LLP

July 24, 2007

2. When the Pricing Committee of the Board of Directors has determined the number and certain other terms of issuance of the Shares pursuant to authority delegated to it by the Board of Directors, the issuance of the Shares will be duly authorized and, when thereafter sold, issued and paid for in accordance with the applicable definitive underwriting agreement approved by the Board of Directors, the Shares will be validly issued, fully paid and nonassessable.

This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as the authorization and issuance of stock (including the statutory provisions, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting the foregoing). It does not extend to the securities or “Blue Sky” laws of Maryland, to federal securities laws or to other laws, including the 1940 Act.

You may rely on this opinion in rendering your opinion to the Company that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Opinions” in the Prospectus. We do not thereby admit that we are “experts” within the meaning of the Securities Act of 1933 and the rules and regulations thereunder. This opinion may not be relied on for any other purpose or by any other person without our prior written consent.

Very truly yours,

Venable LLP